EXHIBIT 99.1
                                                                    ------------



FOR IMMEDIATE RELEASE                          Contact:   Keoni Wagner
Monday, December 16, 2002                                 (808) 838-6778
                                                          wagner@HawaiianAir.com


                  HAWAIIAN AIRLINES APPOINTS MARK B. DUNKERLEY
                    AS PRESIDENT AND CHIEF OPERATING OFFICER


         HONOLULU - Hawaiian Airlines, Inc., today announced that former British Airways and Sabena Airlines executive Mark B. Dunkerley will join the company as president and chief operating officer, effective January 1, 2003.

         Dunkerley will report directly to John W. Adams, who is relinquishing the title of president and will continue to serve as the company's chairman and chief executive officer.

         In his new position, Dunkerley will be responsible for management oversight of Hawaiian's Marketing and Sales division, its People Services Group and all of the company's operating departments, including Flight Operations; Airport Services; Maintenance and Engineering; In-Flight, Catering and Product Development; Crew Scheduling; and Systems Operations Control.

         Adams said, "Mark's successful track record of improving operational and financial performance and his hands-on leadership style are a perfect fit at Hawaiian. At this time of great challenge in our industry, it gives me confidence to have someone with his expertise managing our day-to-day operations. This is a strong addition to Hawaiian's management team."

         Dunkerley said, "Hawaiian is a diamond in the rough. This is a company with incredible human resources and brand equity that can be one of the world's great airlines. I am excited about working alongside every Hawaiian employee to achieve that potential in 2003 and beyond."

         Dunkerley joins Hawaiian having worked in executive positions for aviation companies in North America and Europe over the past 17 years. He began his aviation career as an assistant to the CEO of the Miami International Airport from 1985 to 1989, where he managed activities covering all facets of airport operations. He then joined British Airways and, over the next ten years, served in management positions of increasing responsibility in its


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international divisions, rising to the position of senior vice president for its
Latin America and Caribbean division from 1997 to 1999.

         He served as president, chief operating officer, and board member at the Dallas-based airport ground service provider Worldwide Flight Services in 1999 and 2000.

         Dunkerly joined Sabena Airlines Group in Brussels, Belgium in mid-2001, where was responsible for all major operational activities as chief operating officer until April of this year.

         A licensed commercial pilot, Dunkerley earned his Bachelor of Science degree with honors in Economics from the London School of Economics, and a Master of Science degree in Aeronautics from the Cranfield Institute of Technology in the United Kingdom.

         Dunkerley joins Hawaiian at a time when the company is undertaking major investments in its infrastructure. Most notably, Hawaiian is replacing its transpacific fleet with 16 state-of-the-art Boeing 767-300ER wide-body aircraft. The company will have 11 B767s in service by the end of this year with the full conversion on schedule for completion by mid-2003.

         In 2001, Hawaiian completely replaced its narrow-body fleet of aircraft with 13 new Boeing 717-200 jets to operate its approximately 100 daily flights between the islands of Hawaii.

         When Hawaiian completes its wide-body fleet modernization in 2003, the company is expected to have one of the youngest fleets in the industry.

         Founded in Honolulu 73 years ago, Hawaiian Airlines is Hawaii's longest-serving and largest airline. The nation's 12th largest airline, it is also the second-largest provider of passenger service between the West Coast and Hawaii. The company offers more nonstop flights between the U.S. mainland and Hawaii than any other carrier, serving nine gateways in the Western U.S.

         Hawaiian Airlines has earned numerous international awards for service, including the 2001 Zagat Survey's award for Best Overall U.S. Airline in the Premier category, and the 2001 Diamond Award for In-Flight Service from Onboard Services magazine. Hawaiian was rated third highest in Travel & Leisure magazine's most recent ranking of the Top 10 U.S. Airlines.

         Additional information on Hawaiian Airlines, including previously issued company news releases, is available on the airline's Web site at www.HawaiianAir.com.